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                                                                 EXHIBIT 23.1


                       Consent of Independent Accountants



We consent to the incorporation by reference in Registration Statement Nos. 33-37635 and 333-82391 of Boeing Capital Corporation on Form S-3 of our report dated April 12, 2000 relating to the Statements of Net Assets Acquired of the Customer Financing Business of The Boeing Company as of December 31, 1999 and 1998, and the related Statements of Revenues, Direct Expenses and Identified Corporate Expenses for each of the three years in the period ended December 31, 1999 included in Form 8-K of Boeing Capital Corporation filed on April 13, 2000.


DELOITTE & TOUCHE LLP


Seattle, Washington
April 13, 2000